THIS DOCUMENT IS A COPY OF THE AGREEMENT FOR SERVICES FILED ON MAY 15, 1996 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION


                            AGREEMENT


THIS AGREEMENT is made this 31st day of January, 1996, by and between LIBERTY NATIONAL BANK, a national banking association, with offices at One Pacific Plaza, 7777 Center Avenue, Huntington Beach, California 92647 ("Bank") and J. DON HARTFELDER, an individual residing at 3906 Humboldt Drive, Huntington Beach, California 92649 ("Hartfelder") hereby agree as follows:

RECITALS:

A. Bank wishes to obtain professional, cost effective inspections for its construction loan projects.

B. Hartfelder, a director of the Bank, is willing to provide such inspection services to Bank on an independent contractor basis.

C. As a licensed architect, Hartfelder can provide a high Level of expertise not generally available to independent banks. As a director of the Bank, Hartfelder is a known, stable entity with a major vested interest in the total success of Bank's construction loan projects.


AGREEMENT

     1. Services To Be Provided. Hartfelder shall provide the Bank with construction loan inspection services. Hartfelder's duties shall conform to the standard duties generally required from construction inspectors by the banking industry, including but not limited to field inspections, office consultations, professional evaluations, and preparation of reports. In addition, Hartfelder shall spend an estimated average of two and a half (2 1/2 ) days as needed, per week reviewing and approving vouchers.

     2. Independent Contractor Status. Hartfelder's relationship to Bank shall be that of an independent contractor. Hartfelder shall not be considered as having an employee status and shall not, by virtue of this Agreement, participate in any plan, arrangements or distributions by Bank pertaining to or in connection with its employees, including, but not limited to, any health insurance, workman's compensation, pension, stock, bonus, profit sharing or similar benefits, but not including benefits resulting from his relationship as a director of the Bank. Hartfelder shall be responsible for all reports and obligations with respect to his own Social Security, income tax withholding, unemployment compensation, and similar matters.

        As an independent contractor, Hartfelder shall have the sole authority to control and direct the performance of his services, subject to the performance criteria outlined by Bank. All services shall be subject to Bank's general right of review to assure their satisfactory completion. Hartfelder shall have no authority to enter into written or oral contracts on behalf of Bank.

        Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between Hartfelder and Bank.

     3. All Services Are To Be Performed At Bank's Discretion. All work performed by Hartfelder shall be performed upon Bank's request and at Bank's sole discretion. Bank may hired additional construction inspectors from time to time, and nothing in this Agreement shall be construed as guaranteeing a minimum work assignment to Hartfelder. Although it is estimated that Hartfelder will perform an average of sixty (60) inspections per month, together with two (2) half days per week reviewing and approving vouchers, the actual work performed by Hartfelder may increase or decrease at Bank's discretion.

     4. Hartfelder May Perform Inspection Services For Others. It is specifically understood and agreed that Hartfelder may perform construction inspection services for clients other than Bank, and that the performance of such services shall not be subject to the terms of this Agreement, but shall instead be subject only to the terms of the Agreement between Hartfelder and such other clients.

   5. Compensation For Services. The first ten (10) inspections per calendar month shall be compensated at $100 per inspection. The following thirty (30) inspections shall be compensated at $75 per inspection. Any additional inspections per calendar month shall be compensated at $50 per inspection.

        For inspection of a project located outside a 60 mile radius of Liberty National Bank, Mr. Hartfelder shall be paid $.28 per mile for travel to and from the project beyond the 60 mile radius.

        Hartfelder shall be compensated for his services in reviewing and approving vouchers on the basis of an equivalent of one (1) inspection for every four hours spent in performing such administrative work.

        Compensation shall be payable to Hartfelder on a monthly basis, upon receipt of invoice.

   6. Express Limitation On Compensation. Notwithstanding anything to the contrary in paragraph 5 above, it is hereby expressly agreed that in no event shall Hartfelder's monthly compensation, divided by the total number of inspections allocated to Hartfelder, exceed the average expenses per inspection experienced by other similar independent banks in Bank's trade areas, as researched and updated from time to time. Bank's mode of computing such "average expense", including its selection of at least three (3) "similar independent banks" for sampling purposes, shall be at the Bank's sole discretion.

   7. Indemnification. Hartfelder agrees to indemnify, defend and hold Bank harmless from and against any and all claims, demands, actions, suits, losses and/or damages arising out of (a) Hartfelder's unlawful or negligent acts or omissions in connection with this Agreement; (b) Hartfelder's performance of services for clients other than Bank' and injuries allegedly suffered by Hartfelder while performing the services contemplated by this Agreement.

        Bank agrees to indemnify, defend and hold Hartfelder harmless from and against any and all claims, demands, suits, losses and/or damages arising out of (a) Bank's unlawful or negligent acts or omissions in connection with this Agreement; (b) the negligence or unlawful conduct of Bank, its employees, representatives or agents; and injuries allegedly suffered by Bank, its employees, representatives, agents and/or subcontractors.

        This indemnification provision shall be independent of any other indemnification agreement between Hartfelder and Bank.

   8. Insurance. Hartfelder shall maintain the following insurance in amounts satisfactory to Bank:

        Errors & Omissions Insurance Policy in the minimum amount of $250,000 to be maintained.

   9. Term. Unless terminated earlier as set forth below in paragraph 10, the initial term of this Agreement shall be one year. At the end of the initial term, the parties may negotiate an additional term or terms, on such terms and conditions as the parties may mutually agree upon at that time.

    10. Termination By Either Party. This Agreement may be canceled with or without cause, by either party hereto. Said cancellation shall be effective 30 days after written notice of such intent to cancel is delivered to the other party.

    11. Compliance With The Law. Hartfelder and Bank agree to comply with all applicable laws and government regulations. No instruction by either party shall be construed in a way that would require the other party to violate any law or regulation.

    12. No Assignment. Neither Hartfelder nor Bank may assign or subcontract any right or duty associated with this Agreement without the prior written consent of the other.

    13. Waivers. Either party may delay enforcing its rights under this Agreement without losing them. Any waiver of a right by either party must be in writing and shall not be deemed to be a waiver of other rights or of the same right at another time.

   14. Arbitration. Any controversy or claim arising out of or related to this agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Provisional relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any relief granted by such court shall remain effective until the matter is finally resolved through arbitration. Final resolution through arbitration may include any remedy or relief that the arbitrator deems just and equitable, including permanent injunctive relief or specific performance relief, or both, and the arbitrator is specifically empowered to award such relief, which shall then become a court judgement. Venue and jurisdiction for any arbitration or legal action regarding this Agreement shall be the State of California.

   15. Amendment. This Agreement may be amended only by a written document signed by both parties.

   16. California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

   17. Entire Agreement. This Agreement contains all of the promises, covenants, undertakings and obligations of the parties concerning the subject of this Agreement and neither party is relying upon any statement, promise or agreement, except as set forth in this Agreement. All work in progress at the time this Agreement is executed shall be governed by the terms of this Agreement.

   18. Notices. Any notices required by this Agreement shall be sent to the other party at the address set forth above, or at such other address as the party may request in writing from time to time.



                            Dated:                     , 1996





                            /s/ J. Don Hartfelder
                            --------------------------------
                            J. Don Hartfelder, an individual





                            LIBERTY NATIONAL BANK



                       By:  /s/ Philip S. Inglee
                            ---------------------------
                            Philip S. Inglee

                    Title:  President & Chief Executive Officer